Exhibit 10.23

One World Products, Inc.

3471 W. Oquendo Road, Suite 301

Las Vegas, NV 89118

February 14, 2022

Timothy Woods

8191 Quinn Terrace

Vienna, VA 22180

Dear Mr. Woods:

We are pleased to confirm the terms of your employment with One World Products, Inc. (the “Company”), effective February 14, 2022 (the “Effective Date”). The details of your employment are as follows:

Title; Duties:	You will be employed as the Company’s Chief Financial Officer, performing such duties as are normally associated with this position and as may be assigned to you from time to time by the Board of Directors of the Company and the Company’s CEO. While serving as CFO, you will report directly to the CEO and the Company’s Board of Directors (the “Board”).

At-Will Employment:	Your employment will be at-will, meaning you or the Company can terminate the employment relationship between you and the Company at any time.

Compensation:	You will be paid an annual base salary in the amount of $90,000. Your base salary and performance will be reviewed by the Board on an annual basis, and may be adjusted upward, but not downward, in the sole discretion of the Board based on such review. Your annual salary will be paid in accordance with the Company’s regular payroll practices.

Expenses:	You will be reimbursed for all reasonable out-of-pocket business expenses incurred by you while employed by the Company in the performance of your services up to $2,000 per month upon submission of expense statements, invoices or such other supporting information as the Board may reasonably require. Additional expenses must be approved in advance.

Benefits:	You shall be entitled to participate in and be provided with such benefit plans and programs offered to and or made available to the Company’s employees from time to time.

Personnel Policies:	Your employment is subject to the Company’s personnel policies and procedures as they may be adopted, interpreted or revised from time to time in the Company’s sole discretion.

Location:	Your place of employment may be at your home address if you so elect.

No Conflict Representation:	You hereby represent that the provision of services by you to the Company does not and will not breach any agreement with any current or former employer.

Confidential Information Obligations:	You and the Company will enter into a Confidential Information Agreement that contains provisions that will survive termination or expiration of this letter agreement.

Nothing other than an express written agreement signed by both parties may modify any term of this letter agreement. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflicts of law.

Please sign this letter agreement to acknowledge your acceptance and agreement to the terms herein. We look forward to working with you and expect that you will be a great asset to our team.

Sincerely,

ONE WORLD PRODUCTS, INC.

By:	/s/ Isiah L. Thomas III
Name:	Isiah L. Thomas III
Title:	Chief Executive Officer

Acknowledged and agreed

this 15th day of February, 2022:

/s/ Timothy Woods
Timothy Woods